Exhibit 4.89
EXECUTION VERSION

SECURED REVOLVING FACILITY AGREEMENT

Among
DRYSHIPS INC.,
 as Borrower
CERTAIN SUBSIDIARY GUARANTORS
 PARTY HERETO FROM TIME TO TIME
and
SIFNOS SHAREHOLDERS INC.,
 as Lender
Dated as of December 30, 2016

SECURED REVOLVING FACILITY AGREEMENT
THIS SECURED REVOLVING FACILITY AGREEMENT (this "Agreement"), dated as of December 30, 2016 (the "Effective Date"), is made by and among DRYSHIPS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Borrower"), certain Subsidiary Guarantors party hereto from time to time and SIFNOS SHAREHOLDERS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Lender").
W I T N E S S E T H:
WHEREAS, the Borrower and the Lender previously entered into that certain Amended and Restated Secured Revolving Facility Agreement dated as of April 5, 2016, as amended by the First Amendment and Waiver to Amended and Restated Facility Agreement dated as of September 9, 2016 and as further amended by the Second Amendment and Waiver to Amended and Restated Facility Agreement dated as of October 31, 2016 (as so amended and in effect immediately prior to the Effective Date, the "Existing Revolving Facility"), pursuant to which the Lender agreed to make loans to the Borrower and under which U.S.$35,934,497.00 is outstanding (the "Outstanding Revolver Amount") immediately prior to the Effective Date;
WHEREAS, the Borrower and the Lender are also parties to (i) a loan agreement dated March 31, 2006 (as amended, restated, supplemented or otherwise modified and in effect immediately prior to the Effective Date, the "Senior Loan Agreement") and (ii) a loan agreement dated March 31, 2006 (as amended, restated, supplemented or otherwise modified and in effect immediately prior to the Effective Date, the "Junior Loan Agreement" and, together with the Senior Loan Agreement, collectively, the "Existing HSH Loan Agreements"; and together with the Existing Revolving Facility, the "Existing Facilities"), which were initially entered into by the Borrower with HSH Nordbank AG and certain other parties party thereto and were ultimately assigned and transferred to, and assumed by, the Lender and under which U.S.$85,065,503.00 is outstanding (the "Outstanding HSH Loan Amount" and, together with the Outstanding Revolver Amount, the "Outstanding Obligations") immediately prior to the Effective Date;
WHEREAS, the Borrower wishes to pay off all of its Outstanding Obligations under the Existing Facilities by applying the proceeds of the Loans available under this Agreement; and
WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make Loans to the Borrower, all as more fully set forth below.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Lender hereby agree as follows:

1.          DEFINITIONS
Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in this Section 1.
"Agreement" has the meaning specified in the preamble hereof.
"Applicable Market Value" means the Fair Market Value as determined by the Lender based on valuation(s) provided by the Borrower to the Lender, in form and substance substantially similar to Annex B hereto (or in any other form and substance acceptable to the Lender), within 30 Business Days from the Effective Date, subject to a quarterly depreciation of 2.5% from and after the three-month anniversary after the date of such determination after December 31, 2016.
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.
"Borrower" has the meaning specified in the preamble hereof.
"Business Day" means any day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Malta and New York.
"Change of Control" means the occurrence of any of the following:
(a)          the sale, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and the Subsidiary Guarantors taken as a whole, in either case, to any "person" (as that term is used in Section 13(d) of the Exchange Act), other than to a Permitted Holder;
(b)          the Borrower is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of the Borrower; or
(c)          the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Borrower, measured by voting power rather than number of shares.
"Collateral" has the meaning specified in Section 4.03(a) hereof.
"Collateral Vessel Contract" means any charterparty, pool agreement or drilling contract in respect of any Collateral Vessel or other contract for use of any Collateral Vessel.
"Collateral Vessels" means (i) the Vessels described in Annex A to this Agreement and (ii) each other Vessel owned or to be owned by the Credit Parties from time to time that shall be required to join this Agreement in accordance with Section 7.10 hereof; provided that in the event all of the obligations under the Raraka Facility have been paid off or otherwise discharged in full or the Raraka is otherwise released from the lien on the pool of collateral securing the Raraka Facility, the Raraka shall be added as a Collateral Vessel under the Facility Documents in accordance with Sections 7.9 and 7.10 hereof.
"Commitment" means, on any date, Two Hundred Million Dollars (US$200,000,000).
"Commitment Termination Date" has the meaning specified in Section 2.01 hereof.
"Control Agreement" means any agreement granting to the Lender "control" (as such term is defined in the UCC) with respect to each deposit account of the Credit Parties and all financial assets (as such term is defined in the UCC), cash and other property credited thereto from time to time, executed among the relevant Credit Parties, the Lender and the Deposit Bank in the agreed form, as amended, amended and restated, supplemented or otherwise modified from time to time.
"Credit Parties" means the Borrower and each Subsidiary Guarantor.
"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
"Earnings" means (i) all freight, hire and passage moneys payable to the Borrower or any of its Subsidiaries as a consequence of the operation of a Collateral Vessel, including without limitation payments of any nature under any charterparty, pool agreement, drilling contract or other contract for use of such Collateral Vessel, (ii) any claim under any guarantee in respect of any charterparty, pool agreement, drilling contract or other contract for use of a Collateral Vessel otherwise related to freight, hire or passage moneys payable to the Borrower or any of its Subsidiaries as a consequence of the operation of any of the Collateral Vessels; (iii) compensation payable to the Borrower or any of its Subsidiaries in the event of any requisition of any of the Collateral Vessels; (iv) remuneration for salvage, towage and other services performed by any of the Collateral Vessels and payable to the Borrower or any of its Subsidiaries; (v) demurrage and retention money receivable by the Borrower or any of its Subsidiaries in relation to any of the Collateral Vessels; (vi) all moneys which are at any time payable under the insurances in respect of loss of Earnings; (vii) if and whenever any Collateral Vessel is employed on terms whereby any moneys falling within clauses (i) through (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the relevant Collateral Vessel; and (viii) other money whatsoever due or to become due to any of the Borrower or any of its Subsidiaries in relation to any of the Collateral Vessels..
"Earnings Assignment" means, collectively, the first-priority assignments of Earnings in favor of the Lender given by the Borrower and the applicable Subsidiary Guarantor in respect of all Earnings derived from the Collateral Vessels and their respective operations, in form and substance acceptable to the Lender, as the same may be amended, supplemented or modified from time to time.

"Effective Date" has the meaning specified in the preamble hereof.
"Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
"Event of Default" has the meaning specified in Section 10 hereof.
"Existing Facilities" has the meaning specified in the recitals hereof.
"Facility Documents" means this Agreement, the Note, each Joinder Agreement and the Security Documents.
"Fair Market Value" means the fair market value of the Collateral Vessels to be determined by one or more charter-free valuations provided by brokers appointed in the sole discretion of the Lender at the sole expense of the Borrower, on a date not more than 30 days prior to any borrowing request.
"Guaranties" means the Guaranty by each Subsidiary Guarantor to the Lender as set forth in Section 11 hereof, as amended, amended and restated, supplemented or otherwise modified from time to time.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all synthetic lease obligations of such Person, (j) net obligations of such Person under any hedging agreements, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
"Insurance Assignments" means, collectively, the first-priority assignments of insurance in favor of the Lender given by the Borrower and the applicable Subsidiary Guarantor in respect of all insurance covering the Collateral Vessels or their respective operations, in form and substance acceptable to the Lender, as the same may be amended, supplemented or modified from time to time.
"Joinder Agreement" means a Joinder Agreement to this Agreement substantially in the form and substance of Exhibit B attached hereto, duly executed by a Subsidiary Guarantor made a party hereto pursuant to Section 7.10 hereof.
"Lender" has the meaning specified in the preamble hereof.
"LIBOR Rate" means, in relation to any Loan, (a) the applicable Screen Rate, (b) if no Screen Rate is available for the Interest Period of such Loan, the applicable Interpolated Screen Rate; or if no Screen Rate is available for the currency or the Interest Period of such Loan and it is not possible to calculate an Interpolated Screen Rate for such Loan, then the Reference Bank Rate, each as of 11:00 a.m., London time, on the Quotation Day for dollars for such Loan and for a period equal in length to the Interest Period of such Loan and, if any such rate is below zero, LIBOR Rate shall be deemed to be zero; provided that notwithstanding the foregoing, for purposes of this Agreement, the LIBOR Rate for any Loan shall not ever be less than one percent (1.00%).
"Lien" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Loans" has the meaning specified in Section 2.01 hereof.
"Interpolated Screen Rate" means, in relation to LIBOR Rate for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)          the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of such Loan; and
(b)          the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of such Loan, each as of 11:00 a.m., London time, on the Quotation Day for the currency of such Loan.
"Interest Period" means, as to any Loan, the period beginning on (and including) the date on which such Loan is made or continued and shall end on (but exclude) the day which numerically corresponds to such date six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); provided that:
(a)          Loans shall have one Interest Period only at any time;
(b)          if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c)          no Interest Period for any Loan may end later than the Maturity Date.
"Material Adverse Effect" means (a) a material adverse effect on the operations, business, properties or financial condition of the Credit Parties, taken as a whole, (b) a material impairment of the rights and remedies of the Lender under any Facility Document, or of the ability of any Credit Party to perform its obligations under any Facility Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Facility Document to which it is a party.
"Maturity Date" has the meaning specified in Section 3.01 hereof.
"Note" has the meaning specified in Section 2.03 hereof.
"Obligations" means, collectively, (a) all Indebtedness, debts, liabilities, indemnities, covenants, and other obligations of the Borrower and the other Credit Parties (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the other Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) under or in connection with (i) this Agreement and any Loans hereunder, (ii) any Note or other evidence of Indebtedness of the Borrower now or hereafter issued in connection with this Agreement or (iii) the other Facility Documents, in each case with respect to this clause (a) whether now existing or hereafter arising, due or to become due, direct or indirect, matured or unmatured, liquidated or unliquidated, absolute or contingent, and howsoever evidenced, held or acquired, of any kind or nature, each as may be amended, restated, supplemented or otherwise modified from time to time, and (b) all reasonable out-of-pocket expenses and charges, legal and otherwise, incurred by the Lender in collecting or enforcing any of such amounts set forth in clause (a) or in realizing on or protecting any security therefor, including the Collateral.
"Permitted Holder" means Mr. George Economou, Mr. Anthony Kandylidis, or any spouse or member of their respective immediate families, any of his or their Affiliates, or any Person that is controlled, directly or indirectly, by any such Permitted Holder.
"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.
"Purposes" means general corporate and working capital purposes of the Borrower or any of its subsidiaries, including repayment of the Existing Facilities in full and other debt and acquisition of Vessels.
"Quotation Day" means, in relation to any Interest Period for which an interest rate is to be determined, the first day of that period.

"Raraka" means the M/V Raraka, IMO No. 9584504.
"Raraka Facility" means the Borrower's senior term loan facility with HSH Nordbank AG, the obligations of which are secured by the Raraka.
"Raraka Owner" means Amathus Owning Company Limited, a Marshall Islands company, which is the owner of the Raraka.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
"Reference Banks" means any bank or financial institutions as may be appointed by the Lender in consultation with the Borrower.
"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant Interest Period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service that publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Security Documents" means each Control Agreement, each Ship Mortgage, each Guaranty, each Earnings Assignment, each Insurance Assignment, all security agreements and documents that may be reasonably required by the Lender with respect to any Collateral Vessel, any other document (whether or not it creates a Lien) that may be executed from time to time as security for, or for the purpose of establishing any priority or subordination arrangement in relation to, the obligations hereunder, and any other document designated as such by the Lender and the Borrower, each as amended, amended and restated, supplemented or otherwise modified from time to time, each as not released from the Lien granted in favor of the Lender.
"Semi-Annual Payment Date" means the last day of June and December, or, if any such day is not a Business Day, the next succeeding Business Day.
"Ship Mortgages" means each first priority mortgage on each Collateral Vessel, as may be amended, supplemented or otherwise modified from time to time.
"Subsidiary" means, with respect to any specified Person, (i) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
"Subsidiary Guarantor" means each Subsidiary of the Borrower (excluding the Raraka Owner) that shall become a party hereto as a Subsidiary Guarantor in accordance with Section 7.10 hereof; provided that in the event all of the obligations under the Raraka Facility have been paid off or otherwise discharged in full or the Raraka is otherwise released from the lien on the pool of collateral securing the Raraka Facility, the Raraka Owner shall join this Agreement as a Subsidiary Guarantor in accordance with Section 7.10 hereof.
"Vessel" shall mean one or more shipping or drilling vessels or drilling rigs, whose primary purpose is the maritime transportation of cargo or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in the Borrower's business, in each case together with all related spares, equipment and any additions or improvements.
"UCC" means the Uniform Commercial Code as in effect, from time to time, in the State of New York.
2.          COMMITMENT AND LOANS; BORROWING PROCEDURES; NOTES
Section 2.01          Commitment.  Subject to the terms of this Agreement and from time to time on any Business Day occurring from and after the Effective Date until one month prior to the Maturity Date (the "Commitment Termination Date"), the Lender agrees that it will make loans ("Loans") to the Borrower on such Business Day in such amount as requested by the Borrower that shall not exceed the then available amount of the Commitment. The Lender shall not be permitted or required to make any Loan if, after giving effect thereto, the aggregate principal amount of all outstanding Loans would exceed the amount of the Commitment. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans up to the then available amount of the Commitment.
Section 2.02          Method of Advances.  The Borrower shall request each Loan by delivering to the Lender a written borrowing request by 10:00 a.m., New York City time, not less than three (3) Business Days prior to the requested Business Day of disbursement, or such other period as may be agreed between the Borrower and the Lender, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 or, if less, in the then available amount of the Commitment (or in any other amount as may be agreed between the Borrower and the Lender from time to time). Such borrowing request shall specify an Interest Period applicable to such

Loan. On or before 11:00 a.m. on the date of each disbursement, and so long as such borrowing request complies with the requirements under this Agreement (including, but not limited to, the aggregate principal borrowing limit set forth in Section 2.01), the Lender shall make available the amount of the Loan by depositing by wire transfer the same in immediately available funds by in the bank account of the Borrower or such other account, as specified in such borrowing request.
Section 2.03          Notes.  The Borrower agrees that, upon the request by the Lender, the Borrower will execute and deliver to the Lender a promissory note in the form attached hereto as Exhibit A (the "Note") evidencing the Loans made by, and payable to, the Lender in a maximum principal amount equal to the Commitment. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to the Note (or on any continuation of such grid), which notations, if made, shall evidence, among others, the date of, the outstanding principal amount of, and the interest rate and applicable Interest Period of each Loan. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided that the failure of the Lender to make any such notations shall not limit or otherwise affect any obligations of the Borrower.
Section 2.04          Existing Facilities.  The Borrower and the Lender hereby agree that as of the Effective Date, each of the Existing Facilities shall be deemed to immediately terminate and shall no longer be in effect.
3.          MATURITY, PAYMENT AND PREPAYMENT; FEES
Section 3.01          Maturity.  The Borrower shall repay the aggregate principal amount of all outstanding Loans, together with interest as calculated in accordance with Section 4.01, to the Lender on the third anniversary of the Effective Date (the "Maturity Date"). With 7 days' prior written notice to the Lender, the Borrower shall have the option to extend the Maturity Date by twelve (12) months to the fourth anniversary of the Effective Date.
Section 3.02          Optional Prepayment.  The Borrower may, at its option, at any time prepay in whole or in part any Loan without any premium or penalty, together with interest as calculated in accordance with Section 4.01, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, or in any other amount as may be agreed between the Borrower and the Lender from time to time.
Section 3.03          Mandatory Prepayment.
(a)          Subject to the participation rights set forth in Section 4.05 hereof, not later than the first Business Day following the receipt of any net cash proceeds by any Credit Party with respect to any sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by any Credit Party to any Person of any assets of such Credit Party in a single transaction or series of related transactions , the Borrower shall apply, or shall cause to be applied, 100% of such net cash proceeds to prepay outstanding Loans.
(b)          In the event that any Credit Party or any affiliate of any Credit Party shall receive net cash proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Credit Party (other than any Indebtedness permitted under Section 7.02), the Borrower shall, substantially simultaneously with (and in any event not later than the first Business Day next following) the receipt of such any net cash proceeds by such Credit Party or such Affiliate, apply, or cause to be applied, an amount equal to 100% of such net cash proceeds to prepay outstanding Loans.
(c)          Upon the occurrence of a Change of Control, the Borrower shall, substantially simultaneously with such occurrence (and in any event not later than the first Business Day next following), pay all Loans and other amounts outstanding hereunder (the "Prepaid Amount") in full, plus 20% of such Prepaid Amount.
Section 3.04          Arrangement Fee.  The Borrower shall pay to the Lender on the Effective Date an arrangement fee of 2.0% of the initial Commitment in effect on the Effective Date.
Section 3.05          Commitment Fee.  The Borrower agrees to pay to the Lender, for the period commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee in an amount equal to 1.00% per annum on the sum of the average daily unused portion of the Commitment. All commitment fees payable pursuant to this Section 3.05 shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on the Effective Date and thereafter on each Semi-Annual Payment Date, commencing with the first Semi-Annual Payment Date following the Effective Date, and on the Commitment Termination Date.
Section 3.06          Termination Fees.  In the event the Borrower refinances and terminates (the "Termination") the facility under this Agreement by entering into a new agreement with a different lender and applying the proceeds thereof to pay off all Loans and other amounts outstanding hereunder (the "Paid-off Amount") in full, in addition to the Paid-off Amount, the Borrower shall pay to the Lender (i) 5% of the Paid-off Amount if the Termination occurs during the first year after the Effective Date, (ii) 3% of the Paid-off Amount if the Termination occurs during the second year after the Effective Date and (iii) 1% of the Paid-off Amount if the Termination occurs during the third year after the Effective Date (collectively, the "Termination Fees").
Section 3.07          Payment.  Except to the extent otherwise agreed between the Borrower and the Lender, all payments of principal of, and interest on, the Loans to be made by the Borrower under this Agreement shall be made in United States Dollars, in immediately available funds, without set-off or counterclaim, to the Lender.
4.          INTEREST AND SECURITY
Section 4.01          Interest Rate.  The unpaid principal of each Loan shall bear interest, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate for such Interest Period plus five and a half percent (5.50%) per annum until the date upon which all amounts owing under such Loan have been repaid in full. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of

360 days and be payable in arrears on each Semi-annual Payment Date. Payments due on other than a Business Day shall (except as otherwise required by clause (b) of the definition of "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
Section 4.02          Default Rate.  On and after the date any Event of Default has occurred and for so long as such Event of Default is continuing, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Loans at a rate per annum equal to the rate of interest that otherwise would be applicable to such Loan plus 2% per annum.
Section 4.03          Security.  (a) Each Credit Party hereby grants to the Lender, its successors and assigns a security interest in all of such Credit Party's right, title and interest in and to the following assets and property, whether now owned or existing or hereafter acquired or arising (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, each as such term is defined in the UCC (other than clauses 14, 15 and 16 below):
1.          all accounts;
2.          all chattel paper;
3.          all cash and deposit accounts;
4.          all documents;
5.          all goods;
6.          all equipment;
7.          all fixtures;
8.          all general intangibles;
9.          all instruments;
10.          all inventory;
11.          all investment property;
12.          all letter-of-credit rights;
13.          all commercial tort claims;
14.          all Collateral Vessels owned by each Credit Party;
15.          all Earnings Assignments;
16.          all Insurance Assignments;
17.          all other tangible and intangible personal property whatsoever of any Credit Party;
18.          all books and records pertaining to the Collateral; and

19.          to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
For the avoidance of doubt, as of the Effective Date, the Collateral shall not include the Raraka or any other assets of the Raraka Owner subject to the lien granted under the Raraka Facility; provided, however, that in the event the Raraka Facility has been paid off or otherwise discharged in full or the Raraka is otherwise released from the lien on the pool of collateral securing the Raraka Facility, the Raraka shall be included in the Collateral immediately upon the joinder of the Raraka Owner to this Agreement as a Credit Party in accordance with Section 7.10 hereof.
(b)          Each Credit Party hereby authorizes the Lender (or its authorized designee) to file and/or record any and all UCC financing statements, fixture filings or other instruments with the appropriate governmental authority as may be desirable or necessary to perfect the Lender's security interest in the Collateral. Such financing statements may describe the Collateral as "all assets of Borrower" or similar language.
(c)          Each Credit Party hereby appoints (such appointment being coupled with an interest) the Lender (and any of the Lender's officers, employees or agents designated by the Lender) as such Credit Party's attorney-in-fact, with full authority in the place and stead of such Credit Party and in the name of such Credit Party, the Lender or otherwise, from time to time in the Lender's discretion to take any action and to execute any instrument that the Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including without limitation: (i) to endorse each Credit Party's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Lender's possession; (ii) to make withdrawals from and/or close any deposit account; (iii) to sign the applicable Credit Parties' name on any invoice or bill of lading relating to any Collateral, on drafts, against account debtors, on schedules and assignments of deposit accounts, on verifications of deposit accounts and on notices to account debtors; and (iv) to prepare, adjust, execute and deliver insurance claims with respect to the Collateral.
(d)          The powers conferred on the Lender hereunder are solely to protect the interests of the Lender in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receive as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Credit Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
Section 4.04          Pledge of Equity Interests in Subsidiary Guarantors.
(a)          Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, each Credit Party hereby assigns and pledges to the Lender, its successors and assigns, and hereby grants to the Lender, its successors and assigns, a security interest in, all of such Credit Party's right, title and interest in, to and under (v)(i) the Equity Interests in any Subsidiary Guarantor owned by such Credit Party, (ii) any other Equity Interests obtained in the future by such Credit Party in any Subsidiary Guarantor and (iii) the promissory notes, stock certificates, securities, instruments or other documents representing or evidencing all such Equity Interests (all the foregoing collectively referred to herein as the "Pledged Securities"), (w) all other property that may be delivered to and held by the Lender pursuant to the terms of this Section 4.04(a), (x) subject to Section 4.04(e), all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clause (x) above, (y) subject to Section 4.04(e), all rights and privileges of such Credit Party with respect to the securities and other property referred to in clauses (v), (w) and (x) above, and (z) subject to Section 4.04(e), all Proceeds of any of the foregoing (the items referred to in clauses (v) through (z) above being collectively referred to as the "Pledged Collateral").
(b)        Delivery of Pledged Collateral.
(i)          Each Credit Party agrees promptly but no later than 30 Business Days from (x) the Effective Date (in the case of the Credit Parties in existence as of the Effective Date) and (y) if any Credit Party is subsequently formed, acquired or otherwise becomes in existence, the date on which such Credit Party is formed, acquired or otherwise becomes in existence, to deliver or cause to be delivered to the Lender any and all certificates, instruments or other documents representing or evidencing Pledged Securities.
(ii)          Upon delivery to the Lender, (i) any certificate, instrument or document representing or evidencing Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Lender and duly executed in blank and by such other instruments and documents as the Lender may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Credit Party and such other instruments or documents as the Lender may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be made a part hereof upon such delivery; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
(iii)          The Borrower shall deliver promptly but no later than 30 Business Days after the Effective Date a schedule setting forth the percentage of the issued and outstanding shares of each class of the Equity Interests of each Subsidiary Guarantor.
(c)          Representations, Warranties and Covenants.  The Credit Parties jointly and severally represent, warrant and covenant to and with the Lender that:
(i)          Upon delivery in accordance with Section 4.04(b)(iii) hereof, such schedule correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of each Subsidiary Guarantor represented by such Pledged Securities and includes all Equity Interests required to be pledged hereunder;

(ii)          the Pledged Securities have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;
(iii)          except for the security interests granted hereunder (or otherwise permitted under this Agreement), each Credit Party (i) is and, subject to any transfers made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities as owned by such Credit Party, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than transfers made in compliance with this Agreement, and (iv) subject to Section 4.04(e), will cause any and all Pledged Collateral, whether for value paid by such Credit Party or otherwise, to be forthwith deposited with the Lender and pledged or assigned hereunder;
(iv)          except for restrictions and limitations imposed by the Facility Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Lender of rights and remedies hereunder;
(v)          each Credit Party (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the Facility Documents), however arising, of all persons whomsoever;
(vi)          no consent or approval of any governmental authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
(vii)          by virtue of the execution and delivery by each Credit Party of this Agreement, when any Pledged Securities are delivered to the Lender in accordance with this Agreement along with the other deliverables required pursuant to Sections 4.04(b)(ii) and 4.04(b)(iii), the Lender will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and (viii)the pledge effected hereby is effective to vest in the Lender the rights of the Lender in the Pledged Collateral as set forth herein and all action by any Credit Party necessary or desirable to protect and perfect the Lien on the Pledged Collateral has been duly taken.
(d)          Registration in Nominee Name; Denominations. The Lender shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable

Credit Party, endorsed or assigned in blank or in favor of the Lender. Each Credit Party will promptly give to the Lender copies of any notices or other communications received by it with respect to Pledged Securities in its capacity as the registered owner thereof. The Lender shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
(e)          Voting Rights; Dividends and Interest, Etc.
(i)          Unless and until an Event of Default shall have occurred and be continuing and the Lender shall have given the Credit Parties written notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 9(c) of this Agreement):
(1)          Each Credit Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement and the other Facility Documents; provided, however, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Lender under this Agreement or any other Facility Document unless expressly permitted pursuant to the terms of this Agreement or any of the other Facility Documents.
(2)          The Lender shall execute and deliver to each Credit Party, or cause to be executed and delivered to each Credit Party, all such proxies, powers of attorney and other instruments as such Credit Party may reasonably request for the purpose of enabling such Credit Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (1) above.
(3)          Each Credit Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Facility Documents and applicable law; provided, however, that any noncash dividends or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Credit Party, shall not be commingled by such Credit Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the Lender and shall be forthwith delivered to the Lender in the same form as so received (with any necessary endorsement or instrument of assignment). This paragraph (3) shall not apply to dividends between or among the Borrower, the Subsidiary Guarantors and any Subsidiaries only of property subject to a perfected security interest under this Agreement; provided that the Borrower notifies the Lender in writing, specifically referring to this Section 4.04(e) at the time of such dividend and takes any actions the Lender specifies to ensure the continuance of its perfected security interest in such property under this Agreement.
(ii)          Upon the occurrence and during the continuance of an Event of Default, after the Lender shall have notified (or shall be deemed to have notified pursuant to Section 4.04(e)(i) hereof) the Credit Parties in writing of the suspension of their rights under Section 4.04(e)(i)(3) hereof, then all rights of any Credit Party to dividends or other distributions that such Credit Party is authorized to receive pursuant to Section 4.04(e)(i)(3) hereof shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions. All dividends or other distributions received by any Credit Party contrary to the provisions of this Section 4.04(e) shall be held in trust for the benefit of the Lender, shall be segregated from other property or funds of such Credit Party and shall be forthwith delivered to the Lender upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Lender pursuant to the provisions of this paragraph (ii) shall be retained by the Lender in an account to be established by the Lender upon receipt of such money or other property. After all Events of Default have been cured or waived and each applicable Credit Party has delivered to the Lender certificates to that effect, the Lender shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Credit Party (without interest) all dividends or other distributions that such Credit Party would otherwise be permitted to retain pursuant to the terms of 4.04(e)(i)(3) hereof and that remain in such account.
(iii)          Upon the occurrence and during the continuance of an Event of Default, after the Lender shall have notified (or shall be deemed to have notified pursuant to Section 4.04(e)(i) hereof) the Credit Parties in writing of the suspension of their rights under Section 4.04(e)(i)(3) hereof, then all rights of any Credit Party to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 4.04(e)(i)(1) hereof, and the obligations of the Lender under Section 4.04(e)(i)(1) hereof, shall cease, and all such rights shall thereupon become vested in the Lender, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Lender shall have the right from time to time following and during the continuance of an Event of Default to permit the Credit Parties to exercise such rights.
(iv)          Any notice given by the Lender to the Credit Parties exercising its rights under Section 4.04(e)(i) hereof (x) must be given in writing, (y) may be given to one or more of the Credit Parties at the same or different times and (z) may suspend the rights of the Credit Parties under Section 4.04(e)(i)(1) or Section 4.04(e)(i)(3) hereof in part without suspending all such rights (as specified by the Lender in its sole and absolute discretion) and without waiving or otherwise affecting the Lender's rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

Section 4.05          Participation Rights.  Each Credit Party hereby agrees that upon receipt of the net cash proceeds described in Section 3.03(a) hereof, it shall pay to the Lender an amount equal to 30.00% of the difference (if positive) between such net cash proceeds and the Applicable Market Value of the relevant assets or at the cost such asset was acquired by the Company after the Effective Date and depreciated by 2.50% quarterly from and after the three-month anniversary after the date of such determination after December 31, 2016 or the date of acquisition, as applicable. Such payment to the Lender shall not be deemed to be a prepayment under the facility hereunder and thus shall not be applied to reduce any amount of Loans outstanding hereunder.
5.          CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.
Section 5.01          Effective Date.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent:
(a)          The Lender shall have received executed counterparts of this Agreement, duly executed and delivered by an authorized officer of the Borrower and the other Credit Parties.
(b)          The Lender shall have received any fees, costs and expenses due from the Borrower pursuant to Section 3.04 and 10 hereof.
Section 5.02          All Loans. The obligation of the Lender to make any Loan shall be subject to the satisfaction of each of the following conditions precedent:
(a)          Both before and after giving effect to any Loan, (i) the representations and warranties set forth in each Facility Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct in all respects, and (ii) no Default shall have then occurred and be continuing.
(b)          The Lender shall have received a borrowing request in accordance with Section 2.02, executed and delivered by an authorized officer of the Borrower. Each of the delivery of a borrowing request and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 6 hereof are true and correct.
6.          REPRESENTATIONS AND WARRANTIES
Each Credit Party represents and warrants to the Lender that, as of the Effective Date and as of the date of each disbursement:
Section 6.01          Existence and Power. It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power, authority and legal right to execute, deliver and perform this Agreement and each of the Facility Documents to which it is a party.
Section 6.02          Authority. The execution and delivery by it of this Agreement and each of the other Facility Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder (a) have been duly authorized by all necessary corporate action on its part; (b) do not violate any provision of its organizational documents or any laws of the United States, the Marshall Islands or any other applicable jurisdiction, or any governmental rule, regulation or order thereunder, or of any indenture, agreement or other instrument, license, judgment or order applicable to it or by which its properties are bound; and (c) do not breach, create a default under (with or without any passage of time or giving of notice or both) or result in the creation or imposition of any Lien upon any of its revenues, assets or properties under, any agreement, contract or instrument by which any of its revenues, assets or properties may be bound or affected.
Section 6.03          Governmental Approvals. No authorization, consent, approval, order, license or permit from, or filing registration or qualification with, any governmental agency is required to authorize or permit the execution, deliver and performance by it of the Facility Documents.
Section 6.04          Binding Obligations. Each Facility Document constitutes the legal, valid and binding obligations of such Credit Party enforceable in accordance with its terms, enforceable against such Credit Party in accordance with its terms.
Section 6.05          Security Interest. Each Credit Party has granted a "security interest" (as such term is defined in the UCC) to the Lender in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Lender as secured party and the Credit Parties as debtors, the Lender will have a first priority perfected security interest in the Collateral, to the extent such a security interest may be perfected by filing. All filings (including UCC filings) as are necessary in any jurisdiction to perfect the interest of the Lender in the Collateral have been made.
Section 6.06          Trade names and Place of Business. (a) No Credit Party has any trade names, fictitious names, assumed names or "doing business as" names or other names under which it has done or is doing business and (ii) the registered office of each Credit Party is the address set forth on the signature pages hereto or such other address of which such Credit Party has notified the Lender.
Section 6.07          Deposit Accounts. Each deposit account or any interest therein has not been pledged or assigned to any party other than the Lender pursuant to the Control Agreement and no Credit Party will not enter into any "control agreement" (as defined in the relevant UCC) with respect to the deposit accounts other than the Control Agreements.

7.          COVENANTS OF THE BORROWER
Section 7.01          No Liens. No Credit Party will, and will permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Collateral without the prior written consent of the Lender, except Liens securing payment of their Obligations under the Facility Documents.
Section 7.02          No Indebtedness. No Credit Party will create, incur, assume or permit to exist any unsecured indebtedness without the prior written consent of the Lender, except (i) indebtedness in respect of its obligations under the Facility Documents and (ii) indebtedness in respect of its obligations under the Raraka Facility secured by the Raraka.
Section 7.03          No Disposition. No Credit Party will dispose of any of their respective assets to any person in one transaction or series of transactions unless such disposition is in the ordinary course of its business.
Section 7.04          Use of Proceeds. The Borrower will apply the proceeds of each Loan exclusively for the Purposes.
Section 7.05          Notices. As soon as possible and in any event within three (3) Business Days after any Credit Party obtains knowledge thereof, such Credit Party will notify the Lender of:
(a)          the occurrence of a Default or an Event of Default, along with a detailed description thereof and the action that such Credit Party has taken and proposes to take with respect thereto; and
(b)          the occurrence of any default or event of default under any agreement or other contractual obligation to which such Credit Party is a party, which could reasonably be expected to have a material adverse effect on the rights and remedies of the Lender under any Facility Document or the ability of such Credit Party to perform its obligations under any Facility Document.
Section 7.06          Maintenance of Existence; Compliance with Contracts, Laws, etc. Each Credit Party will preserve and maintain its legal existence, perform in all material respects their obligations under material agreements to which such Credit Party is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all taxes, imposed upon such Credit Party or upon their property except to the extent being diligently contested in good faith by appropriate proceedings.
Section 7.07          Maintenance of Properties. Each Credit Party will maintain, preserve, protect and keep its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower may be properly conducted at all times, unless such Credit Party determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Credit Party or any of its Subsidiaries.

Section 7.08          Future Security, etc. In the event any Credit Party and the Lender enter into any Security Document after the Effective Date, promptly, and in any event within fifteen (15) Business Days, following the request of the Lender, such Credit Party will execute any documents, UCC financing statements, agreements and instruments, and take all further action that may be required under applicable law, and do all things reasonably requested by the Lender, in order to effectuate the transactions contemplated by the Facility Documents in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.01 hereof) of the Liens created or intended to be created by the Facility Documents.
Section 7.09          Ship Mortgages, Insurance Assignments, Earnings Assignments, UCC Financing Statements and Pledged Securities. Each Credit Party will deliver to the Lender, within (x) 30 Business Days from the Effective Date (in the case of the Credit Parties in existence as of the Effective Date) and (y) if any Subsidiary of the Borrower is subsequently formed, acquired or otherwise becomes in existence, the date on which such Subsidiary is formed, acquired or otherwise becomes in existence, (a) duly executed copies of the Ship Mortgages and documentary evidence of the registration of the Ship Mortgages in relevant jurisdictions and the execution and delivery of all other security agreements and documents that may be reasonably required by the Lender with respect to the Collateral Vessels (other than the Raraka), (b) duly authorized and executed (i) Insurance Assignments from such Credit Party covering all such Credit Party's present and future interest in insurance in respect of the Collateral Vessels and other Collateral, which shall be in full force and effect, (ii) Earnings Assignments from such Credit Party, covering all Earnings derived from or related to a Collateral Vessel Contract, which shall be in full force and effect and (iii) a control agreement (or comparable arrangement under U.K. law or other applicable laws that are acceptable to the Lender) with respect to any interest bearing account into which all Earnings derived from each Collateral Vessel Contract shall be deposited or forwarded that is subject to an account control agreement (or other comparable arrangements under U.K. laws or other laws acceptable to the Lender), except to the extent prohibited by applicable law, which shall be in full force and effect, (c) each item required to be delivered in accordance with Section 4.04(b) hereof and (d) any UCC financing statements, agreements, documents and instruments satisfactory to the Lender to perfect or otherwise evidence the Lender's security interests hereunder (including without limitation each Control Agreement).
Section 7.10          Joinder Agreement. The Borrower will take all steps necessary, within 30 Business Days from (a) the Effective Date (in the case of the Subsidiaries of the Borrower in existence as of the Effective Date) and (b) if any Subsidiary of the Borrower is subsequently formed, acquired or otherwise becomes in existence, the date on which such Subsidiary is formed, acquired or otherwise becomes in existence, to cause each of its Subsidiaries (excluding the Raraka Owner) that shall be reasonably acceptable to the Lender to (i) become a party to this Agreement as a Credit Party through the execution and delivery of a Joinder Agreement and (ii) satisfy its obligations set forth in Section 7.09 hereof; provided that in the event all of the obligations under the Raraka Facility have been paid off or otherwise discharged in full or the Raraka is otherwise released from the lien on the pool of collateral securing the Raraka Facility, the Borrower will take all steps necessary, within 30 Business Days of the date of such payoff, discharge or release, to cause the Raraka Owner to (i) become a party to this Agreement as a Credit Party through the execution and delivery of a Joinder Agreement and (ii) satisfy its obligations set forth in Section 7.09 hereof.

8.          WITHHOLDING; GROSS-UP
Section 8.01          Withholding. If any withholding or deduction from any payment to be made by the Borrower under this Agreement is required in respect of any taxes pursuant to any applicable law, rule or regulation, the Borrower will: (a) pay to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and (c) make such payment to the Lender net of any such withholding deduction.
Section 8.02          Gross-Up. If the Borrower makes a payment under Section 8.01, and the Lender is subsequently unable to obtain a credit or a refund in the full amount of such withholding or deduction, the Lender will so notify the Borrower. In that case, the Borrower must pay to the Lender, on demand, such additional amount as is necessary to ensure that the net amount received by the Lender with respect of such payment is equal to the full amount the Lender would have received had no such withholding or deduction been required. If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under any this Agreement, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. No additional amounts shall be payable under this Section 8.02 with respect to (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), (b) any taxes imposed on the Lender by reason of its failure to deliver documentation to the Borrower pursuant to the immediately preceding sentence or (c) any U.S. federal withholding taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended.
9.          EVENTS OF DEFAULT
Each of the following events or occurrences described in this Section 9 shall constitute an "Event of Default":
  (a)          Non-payment. Failure of the Borrower to pay when due any principal, interest or fee amount payable under this Agreement or the Note at the place at and in the currency in which it is expressed to be payable, unless such failure is cured within three (3) Business Days of its due date.
(b)          Cross-Acceleration. The occurrence of any event or condition that results in any indebtedness of the Borrower in excess of $10,000,000 under any agreement of the Borrower becoming due prior to its scheduled maturity or requires the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity.

(c)          Bankruptcy, Insolvency, etc. The Borrower shall:
(i)          become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
(ii)          apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
(iii)          in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents;
(iv)          permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents; or
(v)          take any action authorizing, or in furtherance of, any of the foregoing.
(d)          Others.  Failure by the Borrower to duly perform or observe any agreement contained in any Facility Document unless such failure is cured after 30 days after the earlier to occur of notice thereof given to the Borrower by the Lender or the date on which the Borrower has knowledge of such default.
Upon the occurrence and continuation of any Event of Default, the Lender may by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower:
(x)          declare the Lender's obligation to make Loans terminated, whereupon such obligation shall forthwith terminate immediately; and
(y)          declare the principal of, and any accrued interest in respect of, the Loans and all obligations and damages owing by the Borrower to the Lender under this Agreement to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

Provided that if any Event of Default described in clause (c) of Section 9 with respect to the Borrower shall occur, the Commitment (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other obligations under this Agreement shall automatically be and become immediately due and payable, without notice or demand to any Person.
10.          PAYMENT OF COSTS AND EXPENSES
Until all of the obligations of the Borrower are satisfied in full, the Borrower agrees to pay on demand all expenses of the Lender (including the fees and expenses of Orrick, Herrington & Sutcliffe LLP, counsel to the Lender and of local counsel, if any, who may be retained by or on behalf of the Lender) in connection with:
(a)          the negotiation, preparation, execution and delivery of each Facility Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Facility Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
(b)          the filing, registration or recording of any Facility Document (including any UCC financing statement) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where UCC financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Facility Document;
(c)          the preparation and review of the form of any document or instrument relevant to any Facility Document; and
(d)          any fees and expenses that the Lender incurs on the Effective Date and will incur thereafter with respect to any Facility Document.
The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Facility Document, the Loans or the issuance of the Note. The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses of counsel to the Lender) incurred by the Lender in connection with (x) the negotiation of any restructuring or "work-out" with the Borrower, whether or not consummated, of any obligations under the Facility Documents and (y) the enforcement of any obligations under the Facility Documents.

11.          GUARANTY
(a)          Each Subsidiary Guarantor jointly and severally hereby irrevocably and unconditionally guarantees to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").
(b)          Each Subsidiary Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Subsidiary Guarantors will upon demand pay, or cause to be paid, in cash, to the Lender an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lender as aforesaid.
(c)          Each Subsidiary Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:
(i)          this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Subsidiary Guarantor and not merely a contract of surety;
(ii)          the Lender may enforce this Guaranty upon the occurrence and continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Lender with respect to the existence of such Event of Default;
(iii)          the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Subsidiary Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(iv)          payment by any Subsidiary Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any

Subsidiary Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Subsidiary Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Subsidiary Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Subsidiary Guarantor, limit, affect, modify or abridge any other Subsidiary Guarantor's liability hereunder in respect of the Guaranteed Obligations;
(v)          the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Subsidiary Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Facility Documents;
(vi)          this Guaranty and the obligations of Subsidiary Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Subsidiary Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Facility Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Facility Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Facility Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Facility Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender's consent to the change, reorganization or termination of the corporate structure or existence of any of the Borrower's Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor as an obligor in respect of the Guaranteed Obligations.
(d)          Each Subsidiary Guarantor hereby waives, for the benefit of the Lender: (a) any right to require the Lender, as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Subsidiary Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.05 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
(e)          Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitment shall have terminated, each Subsidiary Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Subsidiary Guarantor now has or may hereafter have against Borrower or any other Subsidiary Guarantor or any of its assets in connection with this Guaranty or the performance by such Subsidiary Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Subsidiary Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Subsidiary Guarantor shall withhold exercise of any right of contribution such Subsidiary Guarantor may have against any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations. Each Subsidiary Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Subsidiary Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Subsidiary Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against Borrower, to all right, title and interest the Lender may have in any such collateral or security, and to any right the Lender may have against such other guarantor. If any amount shall be paid to any Subsidiary Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
(f)          Any Indebtedness of Borrower or any Subsidiary Guarantor now or hereafter held by any Subsidiary Guarantor (the "Obligee Subsidiary Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Subsidiary Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Subsidiary Guarantor under any other provision hereof.
(g)          This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Subsidiary Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
(h)          It is not necessary for the Lender to inquire into the capacity or powers of any Subsidiary Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
(i)          Any Loans may be advanced to the Borrower or continued from time to time, without notice to or authorization from any Subsidiary Guarantor regardless of the financial or other condition of the Borrower at the time of any such advance. The Lender shall not have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor's assessment, of the financial condition of the Borrower. Each Subsidiary Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Facility Documents, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by the Lender.
(j)          (i)          So long as any Guaranteed Obligations remain outstanding, no Subsidiary Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Subsidiary Guarantor. The obligations of Subsidiary Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Subsidiary Guarantor or by any defense which Borrower or any other Subsidiary Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(ii)          Each Subsidiary Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Subsidiary Guarantors and the Lender that the Guaranteed Obligations which are guaranteed by Subsidiary Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Subsidiary Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(iii)          In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
(iii)          If all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Lender or any other Person effective as of the time of such asset sale.
12.          OTHER ACTIONS
Each of the parties hereby undertakes to the other that it will do all such acts and things and execute all such instruments and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Agreement and the other Facility Documents.
13.          NOTICES
All notices under this Agreement shall be in writing and shall be deemed effective when delivered via courier, or transmitted by any standard form of telecommunication to the applicable address or facsimile number set forth below (or such other addresses as one party identifies to the other in writing):
If to the Lender:
Sifnos Shareholders Inc.
c/o MARE SERVICES LIMITED
5/1 Merchants Street, Valletta VLT
1171, Malta
Attn: Mare Services Limited
Tel: (+356) 21 222 097
Fax: (+356) 21 249 950
E-mail: info@cefaiadvocater.com

If to the Borrower:
DryShips Inc.
109 Kifissias Avenue and Sina Street
151 24, Marousi
Athens, Greece
Attention: Dimitris Dreliozis
Facsimile: (+30) 216 2006 241
Email: finance@dryships.com
14.          PARTIAL INVALIDITY AND WAIVER
The illegality, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.
15.          ASSIGNMENT
Neither party is permitted to transfer any of its rights, benefits and obligations hereunder without the prior written consent of the other party except that the Lender may assign (including collaterally) this Agreement, or any portion of this Agreement to Lender's lender or other financing party in connection with a credit facility of Lender.
16.          AMENDMENTS; NO WAIVER
(a)          Except as otherwise provided in this Agreement, the terms and conditions of this Agreement may only be changed, modified or altered by a written agreement signed by each of the parties to this Agreement.
(b)          No delay, failure or discontinuance of the Lender in exercising any right, power or remedy under any of the Facility Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by the Lender of any breach of or default under any of the Facility Documents must be in writing and shall be effective only to the extent set forth in such writing.
17.          COUNTERPARTS
This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
18.          GOVERNING LAW
This Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

19.          SUBMISSION TO JURISDICTION
The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Agreement or the Notes, and hereby agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The Borrower hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 19 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
20.          WAIVER OF JURY TRIAL
EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SUCH PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date first set forth above.
DRYSHIPS, INC., as Borrower

By:	/s/Dimitris Dreliozis
Name:	Dimitris Dreliozis
Title:	Vice President of Finance

SIFNOS SHAREHOLDERS INC., as Lender

By:	/s/Alexandros Sigalos
Name:	Alexandros Sigalos
Title:	Attorney-in-fact

ANNEX A
COLLATERAL VESSELS
No	Name of vessel	Type	DWT	Flag	Year built	IMO No.
1	Mendocino	Panamax	76,623	Malta	2002	9231298
2	Maganari	Panamax	75,941	Malta	2001	9223497
3	Ligari	Panamax	75,583	Malta	2004	9279513
4	Bargara	Panamax	74,832	Malta	2002	9261360
5	Capitola	Panamax	74,816	Malta	2001	9260122
6	Redondo	Panamax	74,716	Malta	2000	9211597
7	Majorca	Panamax	74,477	Malta	2005	9294109
8	Catalina	Panamax	74,432	Malta	2005	9299604
9	Ecola	Panamax	73,931	Malta	2001	9216391
10	Levanto	Panamax	73,925	Malta	2001	9216406
11	Marbella	Panamax	72,561	Malta	2000	9189782
12	Rapallo	Panamax	75,123	Malta	2009	9413690
13	Crescendo	PSV	1,400	Malta	2012	9651345
14	Vega Corona	PSV	1,400	NIS	2012	9651357
15	Jubilee	OSRV	1,400	Malta	2012	9651307
16	Vega Emtoli	OSRV	1,400	NIS	2013	9655731
17	Vega Jaanca	OSRV	1,400	NIS	2012	9651321
18	Indigo	OSRV	1,400	Malta	2013	9655676
	Total		905,360

ANNEX B

 FORM OF APPLICABLE MARKET VALUE

-Drybulk Fleet
#	Vessel	Type	Year Built	Applicable Market Value
1	Marbella	Panamax	2000
2	Redondo	Panamax	2000
3	Capitola	Panamax	2001
4	Ecola	Panamax	2001
5	Levanto	Panamax	2001
6	Maganari	Panamax	2001
7	Bargara	Panamax	2002
8	Mendocino	Panamax	2002
9	Ligari	Panamax	2004
10	Catalina	Panamax	2005
11	Majorca	Panamax	2005
12	Rapallo	Panamax	2009
13	Raraka	Panamax	2012

-Offshore Supply Vessels Fleet
#	Vessel	Type	Year Built	Applicable Market Value
1	Crescendo	PSV	2012
2	Vega Corona	PSV	2012
3	Jubilee	OSRV	2012
4	Vega Emtoli	OSRV	2013
5	Vega Jaanca	OSRV	2012
6	Indigo	OSRV	2013

EXHIBIT A

FORM OF PROMISSORY NOTE
$200,000,000	Dated:_______, 201__

FOR VALUE RECEIVED, the undersigned, DryShips Inc., a Marshall Islands corporation (the "Borrower") HEREBY PROMISES TO PAY to Sifnos Shareholders Inc., a Marshall Islands corporation, and its registered assigns (the "Lender"), the principal sum of TWO HUNDRED MILLION U.S. DOLLARS ($200,000,000) or, if less, the principal amount that is outstanding on the Maturity Date; provided, however, that such payment shall be in the amount necessary to repay in full the unpaid principal amount hereof together with interest on the principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full. Both principal and interest are payable to the Lender in U.S. Dollars.
This Promissory Note is one of the Notes issued pursuant to the Secured Revolving Facility Agreement, dated December 30, 2016, among the Borrower, certain Subsidiary Guarantors party thereto from time to time and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement") and is subject to and entitled to the benefits of the Facility Agreement. Capitalized terms that are not defined in this Promissory Note have the meanings given to them in the Agreement.
The principal amount of indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Facility Agreement, the terms of which are incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Agreement.
During the continuance of any one or more Events of Default as specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement.
Upon the failure of the Borrower to pay the Lender when due and payable any and all amounts payable by the Borrower to the Lender under the provisions of this Promissory Note, the entire unpaid amount of this Promissory Note then outstanding shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, and without any action on the part of the Lender. If this Promissory Note is referred to an attorney for collection or enforcement, the Borrower shall pay all costs and expenses of collection or enforcement, including attorneys' fees.
Any legal action or proceeding with respect to this Promissory Note may be brought by the Lender in the courts of the State of New York or the courts of the United States of America for the Southern District of New York. By execution and delivery of this Promissory Note, the Borrower consents, for itself and in respect of its property, to the jurisdiction of those courts.

The Borrower irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Promissory Note or other document related thereto. The Borrower hereby waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of New York.
No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
THE BORROWER HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO REQUEST A TRIAL BY JURY IN ANY ACTION RELATED TO THIS PROMISSORY NOTE.
THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
DRYSHIPS, INC.

By:
Name:
Its:

Date	Principal Amount of Loans	Interest Period and Interest Rate with Respect Thereto	Principal Amount of Loans Repaid	Unpaid Principal Amount of Loans	Notation Made By

Exhibit B
FORM OF JOINDER AGREEMENT
JOINDER AGREEMENT
This Joinder Agreement, dated as of [●], is delivered pursuant to Section 7.10 of the Secured Revolving Facility Agreement, dated as of December 30, 2016, among DryShips Inc., a Marshall Islands corporation (the "Borrower"), certain Subsidiary Guarantors party thereto from time to time, Sifnos Shareholders Inc., a Marshall Islands corporation (the "Lender") (as amended, restated, supplemented or otherwise modified, the "Facility Agreement"). Capitalized terms used herein but not defined herein are used herein with the meaning given them in the Facility Agreement.
By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 7.10 of the Facility Agreement, hereby becomes a party to the Facility Agreement as a Credit Party thereunder (including without limitation as a Subsidiary Guarantor under the Guaranty set forth in Section 11 of the Facility Agreement and as a grantor under Sections 4.03 and 4.04 thereof) with the same force and effect as if originally named as a Credit Party therein.
The Borrower and the undersigned, though separate legal entities, comprise, together with the other Credit Parties, one integrated financial enterprise, and all Loans to the Borrower will inure, directly or indirectly to the benefit of the undersigned and each other Subsidiary Guarantor.
The undersigned hereby represents and warrants that each representation and warranty contained in Section 6 of the Facility Agreement relating to it is true and correct as if made by the undersigned herein.
This Joinder Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Joinder Agreement and the transaction contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
This Joinder Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, "PDF" or similar electronic format of an executed counterpart of this Joinder Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.
[●], as Subsidiary Guarantor and a Credit Party

By:
Name:
Its:

[Signature Page to Joinder Agreement]

ACKNOWLEDGED AND AGREED
as of the date of this Joinder Agreement
 first above written.
SIFNOS SHAREHOLDERS INC.,
as Lender

 By: _____________________________
Name:
 Title: